Exhibit 8.1

October 2, 2007

Chase Bank USA, National Association

White Clay Center Building 200

Route 273

Newark, Delaware 19711

Re:	Chase Issuance Trust
Class A CHASEseries Additional Notes, Series 2007-14

Ladies and Gentlemen:

We have acted as special U.S. federal income tax and Delaware income tax counsel to Chase Bank USA, National Association, a national banking association organized under the laws of the United States (the “Bank”), in connection with the issuance and sale of $475,000,000 of Class A CHASEseries Additional Notes, Series 2007-14 (the “Secondary Class A(2007-14) Notes”) by the Chase Issuance Trust (the “Issuing Entity”) pursuant to the Second Amended and Restated Indenture, dated as of March 14, 2006 (the “Indenture”), as supplemented by the Amended and Restated Asset Pool One Supplement, dated as of October 15, 2004, as amended by the First Amendment thereto, dated as of May 10, 2005, the Second Amendment thereto, dated as of February 1, 2006 and the Third Amendment thereto, dated as of September 27, 2007 (the “Asset Pool One Supplement”), and as supplemented by the Amended and Restated CHASEseries Indenture Supplement, dated as of October 15, 2004 (as amended from time to time, the “CHASEseries Indenture Supplement”), and as further supplemented by the Class A(2007-14) Terms Document, dated as of September 27, 2007 (the “Terms Document”); the Supplemental Indenture with respect to Secondary Class A(2007-14) Notes, to be dated as of October 15, 2007, between the Issuing Entity, the Indenture Trustee and the Collateral Agent for the issuance by the Issuing Entity of $475,000,000 of Class A(2007-14) Notes (the “Supplemental Indenture”); the Second Amended and Restated Transfer and Servicing Agreement (the “Transfer and Servicing Agreement”), dated as of March 14, 2006, among the Issuing Entity, the Bank, as transferor (in such capacity, the “Transferor”), servicer (in such capacity, the “Servicer”) and administrator, and Wells Fargo Bank, National Association, as indenture trustee (in such capacity, the “Indenture Trustee”) and collateral agent (in such capacity, the “Collateral Agent”); the Third Amended and Restated Trust Agreement (the “Trust Agreement”), dated as of March 14, 2006, between the Bank, as Transferor, and Wilmington Trust Company, as owner trustee (in such capacity, the “Owner Trustee”) for the Issuing Entity; the Second Amended and Restated Pooling and Servicing Agreement, dated as of March 14, 2006, as

Chase Bank USA, National Association

October 2, 2007

supplemented by the Amended and Restated Series 2002-CC Supplement, dated as of October 15, 2004, each among the Bank, as Transferor and Servicer, and The Bank of New York (Delaware), as trustee (the “Master Trust I Trustee”) of the First USA Credit Card Master Trust (the “Master Trust I”) (collectively, the “Pooling and Servicing Agreement I”); and the Fourth Amended and Restated Pooling and Servicing Agreement, dated as of March 14, 2006, among the Bank, as Transferor and Servicer, and The Bank of New York, as paying agent (in such capacity, the “Paying Agent”) and as trustee (in such capacity, the “Master Trust II Trustee”), as supplemented by the Series 2004-CC Supplement thereto, dated as of October 20, 2004, between the Bank and the Master Trust II Trustee of the Chase Credit Card Master Trust (the “Master Trust II”) (collectively, the “Pooling and Servicing Agreement II”). The Secondary Class A(2007-14) Notes will be offered for sale to investors pursuant to the Prospectus, dated October 2, 2007 (the “Prospectus”), and the Prospectus Supplement relating to the Secondary Class A(2007-14) Notes, dated October 2, 2007 (the “Prospectus Supplement”). The Issuing Entity has previously issued multiple tranches of, and anticipates issuing, from time to time, additional tranches of, CHASEseries Class A Notes (together with the Secondary Class A(2007-14) Notes, the “Class A Notes”), CHASEseries Class B Notes (the “Class B Notes”), and CHASEseries Class C Notes (the “Class C Notes,” and, together with the Class A Notes and the Class B Notes, the “Notes”).

All capitalized terms used in this opinion letter and not otherwise defined herein shall have the meaning assigned to such terms in the Prospectus and the Prospectus Supplement.

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the registration statement filed with the Commission under the Act on January 27, 2006, (such registration statement, together with any information included in the Prospectus referred to below, being hereinafter referred to as the “Registration Statement”); (ii) the Prospectus; (iii) the Prospectus Supplement; (iv) the Transfer and Servicing Agreement; (v) the Indenture; (vi) the Asset Pool One Supplement; (vii) the Indenture Supplement; (viii) the Terms Document; (ix) the Trust Agreement; (x) the Pooling and Servicing Agreement I; (xi) the Pooling and Servicing Agreement II; (xii) the Notes to be issued; (xiii) the form of rating letters expected to be received from the Rating Agencies with respect to the Notes; (xiv) the Supplemental Indenture; and (xv) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below (the Indenture, together with the Transfer and Servicing Agreement, the Asset Pool One Supplement, the CHASEseries Indenture Supplement, the Terms Document and the Trust Agreement, the “Transaction Documents”). We have assumed that all parties to such documents will comply with their obligations thereunder and that all such documents are enforceable according to their terms.

In connection with the issuance of the Secondary Class A(2007-14) Notes and the consummation of the transactions set forth in the Transaction Documents, you have requested our opinion that (i) for U.S. federal income tax and Delaware income tax

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October 2, 2007

purposes, the Secondary Class A(2007-14) Notes will be properly treated as debt, (ii) for U.S. federal income tax purposes, the Issuing Entity will not be classified as an association or a publicly traded partnership taxable as a corporation, and (iii) for U.S. federal income tax purposes, the issuance of the Secondary Class A(2007-14) Notes will not cause the Master Trust I or the Master Trust II to be classified as an association or a publicly traded partnership taxable as a corporation.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of the Bank and its officers and other representatives (without regard to any qualification or limitation as to knowledge or belief) and statements of public officials.

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Transaction Documents and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, and we have assumed that all parties to such documents will comply with their obligations thereunder and that all such documents are enforceable according to their terms. In addition, we have relied upon the forms of the documents set forth in (ii) through (xv) above and each other document included as an exhibit to the Registration Statement and have assumed that each such document will be executed in that form without material change. In addition, our opinion is premised on the accuracy of the facts set forth in the Prospectus and the facts set forth in the representations referred to in the Prospectus.

This opinion is also based upon the Internal Revenue Code of 1986, as amended (the “Code”),1 administrative rulings, judicial decisions, proposed, temporary, and final Treasury regulations, and other applicable authorities, all as of the date hereof. The statutory provisions, regulations, and interpretations upon which our opinions are based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in this opinion may not be asserted by the Internal Revenue Service and affirmed by the courts.

This opinion is based upon the terms and characteristics of the Secondary Class A(2007-14) Notes solely in the form that such Secondary Class A(2007-14) Notes are expected to be issued by the Issuing Entity to initial investors pursuant to the Indenture and does not in any way address the characterization of any derivative investments in any such Secondary Class A(2007-14) Notes or of any securities collateralized or otherwise supported by any such Secondary Class A(2007-14) Notes.

[1]	Unless otherwise stated, all section references are to the Code.

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October 2, 2007

This opinion is also based upon the Bank’s representation that it has not participated in the structuring, terms or characteristics of any such derivative investments or securities collateralized by the Secondary Class A(2007-14) Notes.

As more precisely set forth in the discussion and opinion below: (i) the Secondary Class A(2007-14) Notes will properly be treated as debt for U.S. federal income tax purposes and Delaware income tax purposes, (ii) the Issuing Entity will not be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, and (iii) the issuance of the Secondary Class A(2007-14) Notes will not cause Master Trust I or Master Trust II to be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

I.	U.S. Federal Income Tax Characterization of the Secondary Class A(2007-14) Notes.

On September 27, 2007, we rendered our opinion that the Class A(2007-14) Notes will be treated as debt for U.S. federal income tax purposes (the “September 27th Opinion”). Under the provisions of Treas. Reg. § 1.1275-1(f) and Treas. Reg. § 1.1275-2(k), additional debt instruments issued in a qualified reopening and having terms that are in all respects identical to the terms of the original debt instruments as of the reopening date will be considered part of the same issue as the original debt instruments. A qualified reopening is one in which the original debt instruments are publicly traded (within the meaning of Treas. Reg. § 1.1273-2(f)) and either (i) the reopening date is not more than six months after the issue date of the original debt instruments and, on the earlier of the date on which the price of the additional debt instruments is established or the announcement date, the yield of the original debt instruments (based on their fair market value) is not more than 110 percent of the yield of the original debt instruments on their issue date (or, if the original debt instruments were issued with no more than a de minimis amount of OID, the coupon rate) or (ii) the additional debt instruments are issued with no more than a de minimis amount of OID. Here, the Secondary Class A(2007-14) Notes, the additional debt instruments, will be issued in a qualified reopening and thus will be considered to have the same issue date, the same issue price, and (with respect to holders) the same adjusted issue price as the original debt instruments, the Class A(2007-14) Notes.

Accordingly, because the Secondary Class A(2007-14) Notes are treated as a matter of law as merely part of the same issue of indebtedness as the Class A(2007-14) Notes issued on September 27, 2007, based on, and for and subject to the reasons and qualifications and assumptions stated in, the September 27th Opinion, in our opinion the Secondary Class A(2007-14) Notes will be properly treated as debt for U.S. federal income tax purposes.

Chase Bank USA, National Association

October 2, 2007

II.	Delaware Income Tax Characterization of the Secondary Class A(2007-14) Notes.

In rendering the following opinion regarding state income taxation in Delaware, we have considered and relied upon the applicable provisions of the tax laws of Delaware, the regulations promulgated thereunder, cases and administrative rulings and such other authorities as we have deemed appropriate.

Based on the foregoing, and as of the date hereof, although there is no authority directly applicable to the facts of this transaction, in our opinion the Secondary Class A(2007-14) Notes will be properly treated as debt for Delaware income tax purposes.

III.	Classification of the Issuing Entity for U.S. Federal Income Tax Purposes.

A.	In General.

As described below, the number of equity holders of the Issuing Entity is relevant to the classification of the Issuing Entity for U.S. federal income tax purposes. The Transferor Interest, which entitles the holder thereof to collections on a portion of the Receivables as well as to certain amounts of Excess Spread, will be treated as an equity interest in the Issuing Entity.2 The Transferor is the holder of the Transferor Interest.3 The Secondary Class A(2007-14) Notes, as described above, will be treated as debt and,

[2]	In many respects, the Issuing Entity is similar to trusts established to hold collateral pledged as security in connection with lending transactions. In such situations, the trust is disregarded and the collateral is treated as held directly by the trust beneficiary. Treas. Reg. § 1.61-13(b); Rev. Rul. 76-265, 1976-2 C.B. 448; see also Rev. Rul. 73-100, 1973-1 C.B. 613 (domestic corporation’s transfer of securities to Canadian security holder, to secure liabilities to policyholders in Canada, does not create a trust where discretionary powers retained by corporation); Rev. Rul. 71-119, 1971-1 C.B. 163 (settlement fund administered by “trustee” not a trust). If the Issuing Entity were characterized as a mere security device, it would not be classified as an association or publicly traded partnership taxable as a corporation. Since, however, the same conclusion would be achieved under Treas. Reg. § 301.7701-1 et. seq., the characterization of the Issuing Entity as a mere security device is not a basis for the opinions set forth herein.
[3]	One affiliate of the Bank has entered into an agreement with the Bank whereby the affiliate holds the right to receive from the Bank certain percentages of the amounts received by the Bank (the “Participation Interest”) on the Transferor Interest and the Master Trust I transferor interest and Master Trust II transferor interest (the “Master Trust Transferor Interests”). The Internal Revenue Service might assert that this Participation Interest represents an ownership interest in the Transferor Interest and the Master Trust Transferor Interests. If such assertion were successful, the Transferor Interest would be held by multiple parties, and thus, the Issuing Entity would have multiple equity holders for U.S. federal income tax purposes. Furthermore, if the Participation Interest were treated as an ownership interest and if the Issuing Entity were treated as a mere security device, the Collateral Certificates would also be treated as held by multiple parties. As described below, neither characterization should affect the conclusions reached herein. Consequently, it is assumed for purposes of this opinion that the Participation Interest will not be treated as an ownership interest in either the Issuing Entity or the Collateral Certificates.

Chase Bank USA, National Association

October 2, 2007

thus, will not be treated as equity interests in the Issuing Entity. An Opinion of Counsel was rendered in connection with the issuance of each class of Notes outstanding as of the date hereof which opinion stated that such Notes would be properly treated as debt for U.S. federal income tax purposes. Thus, assuming the accuracy of such Opinions of Counsel, the Notes outstanding as of the date hereof will not be treated as equity interests in the Issuing Entity. Consequently, as of the date hereof, the Issuing Entity will have a single owner consisting of the Transferor as holder of the Transferor Interest.

Pursuant to Treas. Reg. §§ 301.7701-3(a) and (b), and unless otherwise classified pursuant to other provisions of the Code and Treasury regulations,4 a domestic “eligible entity” (i.e., an entity not classified as a trust pursuant to Treas. Reg. § 301.7701-4 and not explicitly classified as a corporation pursuant to Treas. Reg. § 301.7701-2(b)) with a single owner is treated as an entity the existence of which is disregarded (and the assets of which are treated as held directly by such owner) and a domestic “eligible entity” with more than one owner is treated as a partnership, provided that no election to be treated as an association taxable as a corporation is filed on behalf of such entity. Thus, because no such election may be filed on behalf of the Issuing Entity5 and because the Issuing Entity is an “eligible entity,”6 the Issuing Entity will not be treated as an association taxable as a corporation and will not otherwise be taxable as a corporation provided that the Issuing Entity is not classified as a publicly traded partnership (a “PTP”) taxable as a corporation.

B.	The Issuing Entity Will Not be Classified as a Publicly Traded Partnership.

Section 7704 provides that, subject to certain exceptions, a partnership the equity interests in which are (i) “traded on an established securities market”7 (the “Traded” test), or (ii) “readily tradable on a secondary market (or the substantial equivalent thereof)” (the “Secondary Market Equivalent” test) is a PTP that will be

[4]	See Treas. Reg. § 301.7701-1(b).
[5]	Section 4.07 of the Transfer and Servicing Agreement provides that “[t]he parties hereto agree that they shall not cause or permit the making, as applicable, of any election under Treasury Regulation Section 301.7701-3 whereby the [Issuing Entity] or any portion thereof would be treated as a corporation for federal income tax purposes.”
[6]	The Issuing Entity will not be classified as a trust for U.S. federal income tax purposes, because the Issuing Entity was not formed merely to “vest in trustees responsibility for the protection and conservation of property for beneficiaries . . . .” Treas. Reg. §§ 301.7701-4(a). Furthermore, the Issuing Entity is not an entity explicitly classified as a corporation pursuant to Treas. Reg. § 301.7701-2(b).
[7]	Treasury regulations provide that, for these purposes, an “established securities market” includes, among other things, “[a]n interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise.” Treas. Reg. § 1.7704-1(b).

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October 2, 2007

taxable as a corporation for U.S. federal income tax purposes. Thus, to avoid classification of the Issuing Entity as a PTP, none of the Transferor Interests may be traded or tradable as described in Section 7704.

1.	The Issuing Entity Is Not a Partnership for U.S. Federal Income Tax Purposes.

As described above, the Issuing Entity will have one equity interest holder as of the date hereof. Consequently, the Issuing Entity will not be a partnership for U.S. federal income tax purposes. Thus, the Issuing Entity will not be a PTP for U.S. federal income tax purposes.

2.	Subsequent Transfers.

Although the Transferor Interest may be transferred in some limited circumstances (which transfer may result in the Issuing Entity being classified as a partnership for U.S. federal income tax purposes), an Issuing Entity Tax Opinion must be issued as a condition to such transfer.8 An Issuing Entity Tax Opinion must provide, among other things, that such transfer would not cause the Issuing Entity to be treated as an association or a publicly traded partnership taxable as a corporation.9

Based upon the foregoing, in our opinion the Issuing Entity will not be classified as an association or a publicly traded partnership taxable as a corporation as of the date hereof for U.S. federal income tax purposes.

[8]	See Section 3.02 of the Trust Agreement.
[9]	We note that the current form of the Underwriting Agreement has a requirement to deliver an Issuing Entity Tax Opinion as a condition precedent to the issuance of additional Notes of the Issuing Entity. See, e.g., Section 8(h) of the Underwriting Agreement, dated as of October 2, 2007, among the Issuing Entity, the Bank as Transferor and Servicer, and J.P. Morgan Securities Inc., as an underwriter and as representative of the underwriters named in the Terms Agreement.

Chase Bank USA, National Association

October 2, 2007

IV.	Classification of Master Trust I and Master Trust II for U.S. Federal Income Tax Purposes.

As described above with respect to the Issuing Entity, Master Trust I and Master Trust II will not be taxable as corporations provided that no elections to be treated as associations taxable as corporations are filed by or on behalf of Master Trust I or Master Trust II and that Master Trust I and Master Trust II are not classified as PTPs.10 The Bank has represented that no such elections will be filed in connection with the issuance of the Secondary Class A(2007-14) Notes.

Master Trust I and Master Trust II will not be classified as PTPs provided that the equity interests of Master Trust I and Master Trust II satisfy both the Traded and the Secondary Market Equivalent tests. The Bank has represented that none of the interests of Master Trust I or Master Trust II, including the Collateral Certificates (but excluding interests for which an Opinion of Counsel has been rendered that such interests would be treated as debt for U.S. federal income tax purposes), are “traded on an established securities market.” Accordingly, based on that representation, the Traded test will be satisfied. Treasury regulations promulgated under Section 7704 provide that the Secondary Market Equivalent test will be satisfied if (i) all interests in such partnership’s capital or profits were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933, as amended (the “Act”),11 and (ii) the partnership does not have more than 100 partners at any time during the taxable year of the partnership.12

As described above, the Issuing Entity will be disregarded as an entity separate from its owner, the Bank, as of the date hereof. Therefore, the Collateral, including the Collateral Certificates (which are equity interests of Master Trust I and Master Trust II for U.S. federal income tax purposes), will be treated as owned by the Bank. Moreover, the Bank has represented that it currently holds all of the equity interests of Master Trust I and Master Trust II.13 Consequently, any increase in the average principal balance of the Collateral Certificates occurring in connection with the

[10]	Master Trust I and Master Trust II will not be classified as trusts for U.S. federal income tax purposes, because Master Trust I and Master Trust II were not formed merely to “vest in trustees responsibility for the protection and conservation of property for beneficiaries . . . .” Treas. Reg. §§ 301.7701-4(a). Furthermore, Master Trust I and Master Trust II are not entities explicitly classified as corporations pursuant to Treas. Reg. § 301.7701-2(b).
[11]	This exception applies only if the interests were not exempted from registration under the Act due to Regulation S under the Act, provided that the exception shall still apply if the issuance would not have been required to be registered under the Act if made within the United States. The Collateral Certificates were not issued pursuant to Regulation S under the Act.
[12]	Treas. Reg. § 1.7704-1(h).
[13]	The Bank has represented that it is the holder of the Master Trust Transferor Interests and will retain all or a portion of amounts received with respect to such Master Trust Transferor Interests.

Chase Bank USA, National Association

October 2, 2007

issuance of the Secondary Class A(2007-14) Notes will not increase the number of holders of equity interests in Master Trust I or Master Trust II.14 Furthermore, the Collateral Certificates were not issued, and the average principal balance of the Collateral Certificates will not be increased in connection with the issuance of the Secondary Class A(2007-14) Notes, in a transaction required to be registered under the Act. Hence, as of the date hereof there are fewer than 100 potential “partners” in each of Master Trust I and Master Trust II.15 In addition, the Collateral Certificates and the Master Trust Transferor Interests may not be transferred unless an Opinion of Counsel is rendered that such transfer will not cause Master Trust I or Master Trust II to be treated as an association (or publicly traded partnership) taxable as a corporation.16 As a result, as of the date hereof, the issuance of the Secondary Class A(2007-14) Notes will not cause any of the equity interests in Master Trust I or Master Trust II to be treated as “readily tradable on a secondary market (or the substantial equivalent thereof).”

Based upon the foregoing, and as of the date hereof, in our opinion the issuance of the Secondary Class A(2007-14) Notes will not cause the Master Trust I or Master Trust II to be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

V.	Federal Tax Matters in Prospectus.

Based upon the foregoing and in reliance thereon, we hereby confirm that, although the discussion set forth in the Prospectus under the heading “Federal Income Tax Consequences” and in the Prospectus Supplement under the head “Federal Income

[14]	If the Issuing Entity were treated as a mere security device and the Participation Interest were treated as an ownership interest in the Collateral Certificates, the conclusions reached herein should not be affected. Because the holder of the Participation Interest would also be treated as holding a portion of the Master Trust Transferor Interests, the number of partners in the Master Trust would not increase. If the Participation Interest were treated as an ownership interest in the Transferor Interest and the Issuing Entity were not treated as a mere security device, the conclusions reached herein should also not be affected. In such event, for purposes of Treas. Reg. § 1.7704-1(h), either the Issuing Entity would be treated as the holder of the Collateral Certificates or, pursuant to Treas. Reg. § 1.7704-1(h)(3), the Bank and the holder of the Participation Interest would be treated as the holders of the Collateral Certificates. In either case, the issuance of the Secondary Class A(2007-14) Notes would not affect such characterization and, thus, would not cause Master Trust I or Master Trust II to be treated as an association or publicly traded partnership taxable as a corporation.
[15]	We also note that the Bank has covenanted to use its reasonable efforts to monitor the number of holders of interests in each of Master Trust I and Master Trust II and to take reasonable actions within the Bank’s control to prevent the total number of holders of interests in either Master Trust I or Master Trust II (but excluding interests for which an Opinion of Counsel has been rendered that such interests would be treated as debt for U.S. federal income tax purposes) from being equal to or greater than one hundred.
[16]	See Sections 6.03(b) and 11 of the Pooling and Servicing Agreement I and Sections 6.3(b) and 11 of the Pooling and Servicing Agreement II.

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October 2, 2007

Tax Consequences” does not purport to discuss all possible U.S. federal income tax consequences of the purchase, ownership, and disposition of the Notes, subject to the agreements, qualifications, assumptions, and Trust’s determinations referred to therein, such discussion constitutes, in all material respects, a fair and accurate summary of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of the Secondary Class A(2007-14) Notes under current U.S. federal income tax law.

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Chase Bank USA, National Association

October 2, 2007

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of the issuance of the Secondary Class A(2007-14) Notes or of any transaction related to or contemplated by such issuance. This opinion is furnished to you solely for your benefit in connection with the issuance of the Secondary Class A(2007-14) Notes and is not to be relied upon by any other person without our express written permission.

Very truly yours,

/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP